Exhibit 99.1

RH REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

Corte Madera, CA – March 28, 2019 - RH (NYSE: RH) today announced fourth quarter and fiscal year 2018 results and Chairman & Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH Leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

FOURTH QUARTER 2018 HIGHLIGHTS

Q4 GAAP DILUTED EPS $1.41 vs. $0.01 LY

Q4 ADJUSTED DILUTED EPS $3.00 vs. $1.69 LY +78%

Q4 GAAP NET INCOME $36.1M vs. $0.3M LY

Q4 ADJUSTED NET INCOME $76.0M vs. $43.3M LY +76%

Q4 GAAP OPERATING MARGIN 15.4% vs. 10.3% LY

Q4 ADJUSTED OPERATING MARGIN 15.9% vs. 11.2% LY

Q4 GAAP NET REVENUES FLAT vs. +14% LY

Q4 ADJUSTED NET REVENUES +7% vs. +6% LY ON COMPARABLE 13-WEEK BASIS

FISCAL YEAR 2018 HIGHLIGHTS

FY GAAP DILUTED EPS $5.68 vs. $0.07 LY

FY ADJUSTED DILUTED EPS $8.54 vs. $3.05 LY +180%

FY GAAP NET INCOME $150.6M vs. $2.2M LY

FY ADJUSTED NET INCOME $223.7M vs. $89.2M LY +151%

FY GAAP OPERATING MARGIN 11.5% vs. 5.4% LY

FY ADJUSTED OPERATING MARGIN 12.1% vs. 7.0% LY

FY GAAP NET REVENUES +3% vs. +14% LY

FY ADJUSTED NET REVENUES +5% vs. +12% LY ON COMPARABLE 52-WEEK BASIS

Note: Please see the tables below for a reconciliation of GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

Fiscal 2018 was an extraordinary year for Team RH. We generated record revenues in excess of $2.5 billion, record GAAP operating margin of 11.5%, record adjusted operating margins of 12.1%, and industry leading ROIC of 27.8%.

Our focus on elevating the brand and architecting an integrated operating platform has resulted in our profit model leapfrogging past the home furnishings industry, and RH becoming one of the few retailers that is expanding margins, increasing operating earnings, and driving significantly higher returns on invested capital.

We’ve created separation by bringing truly innovative and disruptive strategies to life, many of which are counter to those being pursued in the broader retail industry, including:

Designing an integrated ecosystem of products, businesses and services that collectively amplify and render each other more valuable, creating a truly unique customer experience that will be difficult, if not impossible to replicate.

Creating a global product development platform that attracts and amplifies the best designers, artisans, and manufacturers in the world.

Controlling our collections from concept to customer, rendering our products and brand more unique and valuable, while affording us long term pricing power.

Operating a highly efficient multi-channel platform that enables customers to access our brand where and when they want with a single inventory and seamless experience.

Moving from a promotional to a membership model, elevating our brand and streamlining our business while developing a more intimate relationship with our customers.

Pivoting the brand from creating and selling products to conceptualizing and selling spaces by building the largest residential interior design firm in North America.

Opening architecturally inspiring and immersive physical experiences that render our products and services more unique and valuable, while doubling our retail revenues and earnings in every market.

Developing a dynamic and seamlessly integrated hospitality business that activates all of the senses, drives tremendous traffic into our galleries and generates incremental revenues and earnings for our brand.

Architecting a real estate development model that decreases occupancy costs and capital requirements while increasing earnings and returns on invested capital.

Building an integrated operating platform that is enhancing the customer experience, while reducing costs and increasing returns on invested inventory.

Redesigning our organization to break down the silos and bureaucracy that build up as businesses grow, resulting in improved focus and collaboration, and increased accountability and decision speed.

While proud of what we’ve accomplished, and how we’ve redefined our business and brand, it’s the potential to redefine our industry and create new markets that continues to drive us.

Our future opportunity is based on our belief that, “There are those with taste and no scale, and those with scale and no taste, and the belief that the idea of scaling taste is large and far reaching.”

We see an unlimited opportunity to create value by leveraging our unique taste and scale to create large and lucrative global markets across retail, interior design, hospitality, residential, and commercial development.

We also believe, “We have to think until it hurts, until we can see what others can’t see, so we can do what others can’t do.”

The separation we’ve created in our market reflects the efforts of a team of people who have thought deeply for decades about the brand we are building and the opportunities we carefully choose to pursue. A team that understands that great brands are built based on a long term view and willingness to make the investments that lead to innovation and value creation.

The path we’ve chosen, while at times in conflict with current thinking and conventional wisdom, has proven to be significantly more right than wrong, and oftentimes shapes new paradigms.  As an example, the simplifying assumption that digital was more profitable than physical, and online furniture businesses should somehow be confused with technology companies may prove to be misplaced as digital brands rush to build physical stores in search of growth and profitability.

Speaking of profitability, which is surprisingly absent in the narrative of most retail businesses that are birthed online, we believe what many have overlooked is that the cost of marketing an invisible store is proving to be more expensive than physical experiences.  While it’s certainly in vogue to launch a retail business online, the numbers do not reflect that it is more capital efficient and surely not more profitable.

We believe the past ten years will be looked back upon as the lost decade of retail.  A period where many brands have proclaimed a consultant coined “Digital first strategy” allocating the vast majority of their capital towards building unnecessary and complex “Omni-channel capabilities”, while leaving their retail stores to rot.  It should not be a surprise that the vast majority have simply shifted business from offline to online, with increased costs and free shipping, destroying their operating margins.

We will instead follow our own unique path, one led by our vision and values, and an obsession for building a brand with no peer. We will sharpen our focus on elevating versus expanding, pursue quality over quantity, and prioritize innovation over duplication. We will continue, as we recently did in New York, bringing architecturally inspiring, immersive, and profit generating brand experiences to life that create emotional physical connections in a world moving toward social digital connections.  (BTW, RH New York is already trending in excess of $100 million in annualized revenue)

On Team RH we say, “Leaders have to be comfortable, making others uncomfortable.”

We believe leadership is about pursuing a vision, something you’ve never seen, that’s somewhere you’ve never been.  As creatures of habit, change is uncomfortable for humans, but for the people of Team RH, a culture of leadership and innovation is at the core of who we are, and reflected in everything we do.

We’ve grown comfortable making ourselves and others uncomfortable for nearly two decades, and hope to continue for the foreseeable future.  It’s what leaders do, and how we know we’re on the right path. It’s why you should count on us to take the road less traveled, and make the long term decisions that we believe will continue to inspire our customers and generate the highest returns in our industry for years to come.

18 years ago we began this journey with a vision of transforming a nearly bankrupt business that had a $20 million market cap and a box of Oxydol laundry detergent on the cover of its catalog, into the leading luxury home brand in the world.  The lessons and learnings, the insights and the intricacies, the sacrifices you make and scar tissue that you develop by getting knocked down 10 times and getting up 11, leads to the development of the mental and moral qualities that build character in individuals and form cultures in organizations.  Lessons that can’t be learned in a classroom, or by managing a business, but must be earned by building a brand.  If you’re inspired by what we’ve achieved over the past 18 years, just imagine what we will accomplish in the next 18.

We like to say, “We’re looking for a few good people who don’t know what can’t be done.”

If you’re one of those people, we invite you to continue reading, or better yet, come join our cause.

Fiscal 2018 Highlights - Continued Focus on Execution, Architecture and Cash

As we completed our second year focused on executing a new business model, architecting a new operating platform and maximizing cash flow by increasing revenues and earnings while decreasing inventory and capital spending, our results are demonstrating that we are building a disruptive brand and business to gain profitable market share for years to come.

Our record fourth quarter and fiscal 2018 results demonstrate the strength of the RH brand, the power of our new business model, our focus on managing the business with a bias for earnings versus revenue growth, and our continued success revolutionizing physical retailing.

We raised our guidance for the fourth quarter after the close of market on December 3rd.  Despite the severe stock market volatility that occurred through the rest of the month, with the Dow dropping 799 points on December 4th on its way to losing over 4,000 points -- making it the worst December for stocks since the Great Depression – we exceeded our guidance for adjusted operating margins, adjusted operating income and adjusted net income.

Our core RH business, which has historically tracked to stock market fluctuations, experienced a sales decline of approximately 10 points beginning the third week of December which persisted through the remainder of the fourth quarter leading to a $13 million shortfall to the mid-point of our revised revenue guidance in December.

On a comparable 52-week basis, adjusted net revenues increased 5% to $2.51 billion.  Adjusted gross margins expanded 500 basis points to 40.1% and adjusted operating margins increased 510 basis points to 12.1%.

We generated adjusted diluted earnings per share of $8.54 in fiscal 2018, driven by the significant growth in operating earnings coupled with a lower adjusted effective tax rate of 16.9%, primarily as a result of tax benefits associated with the exercise of associate stock options and vesting of associate restricted stock units, as well as a lower share count resulting from share repurchases.

Fiscal 2018 free cash flow of $163 million fell short of our expectations largely as a result of the lower revenues and higher inventories due to softer sales and receipt timing, plus the $50-$60 million in assets sales we anticipated closing during the quarter the timing of which were also impacted by the market volatility.  We are currently reviewing multiple offers for our Yountville property at attractive cap rates, and expect to finalize the sale in the first half of this year.  In addition, we are now being advised to maximize the sale price of our Edina Gallery by holding off on accepting offers for the property until the Gallery opens this fall, which means the transaction would close in the second half of 2019.

Merchandise inventories increased slightly to $532 million as a result of lower sales during the quarter and an acceleration of receipts from the first quarter to the fourth quarter as vendors accelerated shipments ahead of Chinese New Year and potential increase in tariffs.

As we did in fiscal 2017, we continued to hold ourselves back from adding new businesses in fiscal 2018 outside of ongoing investments in RH Hospitality as we remained focused on optimizing the profitability of our new operating platform.

While most in our industry are closing or downsizing stores, we remain committed to our quest of revolutionizing physical retailing. We have proven our ability to double the retail sales in our markets with legacy stores while more than doubling our profitability. Our progress in fiscal 2018 included the opening of RH Portland and RH Nashville in the first half of the year, and the opening of two very unique and diverse retail experiences, RH New York and RH Yountville, in September. We continue to be pleased with the performance of our new Galleries and now have six Galleries with our integrated hospitality experience.

RH New York continues to outperform despite the ongoing street construction in the Meatpacking District, and is now trending at an annualized revenue run rate in excess of $100 million. We expect Gallery sales to further accelerate throughout the year as street construction is completed and new luxury tenants begin to fill in the empty storefronts.

Our efforts architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, is driving lower costs and inventory levels, and higher earnings and inventory turns. Looking forward, we expect this multi-year effort to result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years.

Moderating Preliminary Fiscal 2019 Outlook

Due to the continued weakness in our core business post the fourth quarter market volatility, the negative trends in the high end housing market, and our continued efforts to edit unprofitable and non-strategic businesses, we are moderating our fiscal 2019 net revenue outlook to $2.585 billion to $2.635 billion, representing growth of 3% to 5%.  The 6 point reduction at the midpoint from our prior preliminary guidance is the result of a 3 point reduction due to the market volatility and negative trends in high end housing, plus a 3 point reduction as a result of editing unprofitable and non-strategic businesses, namely the elimination of the remaining holiday business (1 point), the elimination of fringe promotions (1 point), and the transition of our rug business from a single source importer to a direct sourcing model (1 point).

Despite the lower sales outlook for fiscal 2019, our adjusted operating margin outlook is only moderating slightly given the power of our operating model and the editing of the unprofitable and non-strategic businesses.  Excluding adjustments for the new ASC 842 lease accounting adopted at the beginning of fiscal 2019, we are expecting adjusted operating margins in the range of 12.7% to 13.3% up 90 basis points at the midpoint versus 12.1% in 2018, and slightly lower than our prior guidance of 13.0% to 14.0%.  The new lease accounting is expected to have approximately a 70 basis point impact on our adjusted operating margins, and 40 basis point impact on our adjusted net income margin.

Our updated fiscal 2019 outlook excluding adjustments for the new ASC 842 lease accounting is as follows:

•	Adjusted net revenues in the range of $2.585 to $2.635 billion, an increase of 3% to 5%
•	Adjusted operating margins in the range of 12.7% to 13.3%
•	Adjusted net income in the range of $213 to $230 million, representing a 7% to 16% increase on a normalized 26% income tax rate in fiscal 2018 and 2019
•	Adjusted diluted earnings per share in the range of $8.41 to $9.08, representing an 11% to 19% increase on a normalized 26% income tax rate in fiscal 2018 and 2019

We have several new brand extension plans in our development pipeline.  We are launching RH Beach House with a dedicated Source Book this spring, and now plan to launch RH Ski House with a dedicated Source Book this fall.  We are electing to swap the introduction of RH Ski House with RH Color which we are moving to next year in order to present the two second home concepts in a more logical progression. Additionally, we have plans to elevate and expand our assortments in key categories with the introduction of new bespoke collections as we pivot back to growth over the next several years.

We also plan to increase our investment in RH Interior Design as we continue building the leading interior design firm in North America. We believe there is a significant revenue opportunity by offering world class design and installation services as we move the brand beyond creating and selling products to conceptualizing and selling spaces.

As previously mentioned, our plan is to accelerate our real estate transformation, opening 5 to 7 new Galleries per year, up from 3 to 5 per year. In the second half of fiscal 2019, we are planning to open 5 new Galleries, including Edina, MN, Charlotte, NC, Corte Madera, CA, San Francisco, CA, and Columbus, OH, all with our integrated hospitality offering. Due to the continued construction on Gansevoort Street, we have chosen to delay the opening of the The New York Guesthouse until spring of 2020.

With the ongoing development of RH Hospitality, we are demonstrating that we can execute a profitable, high quality food and beverage experience across multiple markets while driving traffic into our Galleries that result in incremental revenues in our core business. While we still expect an approximate 50 basis point drag on our operating margins due to the initial start-up costs in fiscal 2019, we believe RH Hospitality is now a proven scalable business, and our plan is to increase the number of new Galleries with integrated restaurants, wine vaults, and barista bars going forward.

In regards to Waterworks, you’ll notice in our financial tables we took a further impairment on the business in the fourth quarter.  While the acquisition has been financially disappointing, causing a 70 basis point drag to our operating margins, we plan to take aggressive steps to refocus and return the business to double digit adjusted EBITDA margins, and still believe in the potential long term synergies and value creation.

Turning to our balance sheet, our capital structure and internally-generated cash flow provides us with the flexibility to repay the outstanding principal of our $350 million June 2019 zero coupon convertible notes at maturity in cash. As a reminder, we purchased a bond hedge that is designed to protect us against dilution on the 2019 notes up to $171.98 per share.

To ensure financial flexibility and optionality, we completed a zero coupon $335 million convertible notes offering in June 2018 with a conversion price of $193.65 that matures in June 2023, with a corresponding bond hedge designed to protect against dilution up to $309.84 per share.

We also repurchased 886,700 shares in the quarter at an average price of $118.20, for a total of 2.05 million shares at an average price of $122.08 under our 2018 $700 million share repurchased authorization.  Including our $1 billion 2017 repurchase of 20.2 million shares at an average price of $49.46, we have repurchased a total of 22.27 million shares at an average price of $56.13 for a total of $1.25 billion.

Reiterating Long-Term Targets

We remain confident in our long-term targets as the earnings power and capital efficiency of our new model continues to evolve and we return to our product and brand expansion strategy.  In addition, we have made improvements to our real estate development model, and continue to reduce capital requirements for future Galleries by improving deal economics and lowering construction costs. While all of our new Galleries scheduled to open in fiscal 2019 are under construction, we were able to lower capital requirements for three of the five new Galleries planned for next year, and the vast majority of future projects.

As a reminder, our long-term targets are as follows:

•	Net revenue growth of 8% to 12% annually
•	Adjusted operating margins in the mid-to-high teens
•	Adjusted earnings growth of 15% to 20% annually
•	Return on invested capital (ROIC) in excess of 50%

We continue to see a clear path to $4 to $5 billion in North American revenues, and an international opportunity that could lead to RH becoming a $7 to $10 billion dollar global brand.  We are currently exploring opportunities for Bespoke Design Galleries in London, Paris, and other parts of Europe, and believe there is tremendous opportunity for the RH brand to expand globally.

Building a Brand with No Peer and a Customer Experience That Cannot Be Replicated Online

We do understand that the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape, and we would argue, will also prove to be equally valuable.

We want to thank all of our people and partners whose passion and persistence bring our vision and values to life each and every day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Gary Friedman

Chairman & Chief Executive Officer

1 Return on invested capital (ROIC): We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/ Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through April 11, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 1793353, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income or adjusted net earnings, adjusted net income margin, adjusted diluted earnings per share, normalized adjusted net income, normalized adjusted diluted net income per share, return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and adjusted EBITDA (collectively, “non- GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: our expectations regarding our potential to define our industry and create new markets that drives our business; our future opportunity; our future growth plans and strategies, including our plan to sharpen our focus on elevating versus expanding, pursue quality over quantity, and prioritize innovation over duplication and our plan to create brand experiences that have physical connections and our ability to generate profits from such plan; our plans regarding managing the business; our leadership and innovation strategies; our plans for any future property sales, including the terms thereof and the timing and our ability to finalize such sales; our plans for any future strategic acquisitions or business expansions; our expectations about increases or other changes in Gallery sales; our expectations about the timing of the completion of street construction and that the empty storefronts will be filled with new luxury tenants; our expectations regarding the results of our efforts to architect a new operating platform and about our financial performance and results of operation, including any expectations about margin enhancement and cost savings; our expectations regarding net revenues, adjusted operating margins, adjusted net income, and adjusted earnings per share, and our expectations about any future changes to each of the foregoing; our expectations regarding the impact of the new lease accounting on our historical financial results as well as our future financial results including our GAAP and non-GAAP results such as adjusted operating margins and adjusted net income margin; our brand extension plans and other development pipelines, including our expectations about any launch timing, any future strategic decisions and our plans to change or expand any product assortments; our plans to increase our investment in RH Interior Design, including any revenue opportunity that may result from such increase in investment; our plans to accelerate our real estate transformation, including the anticipated timing of any openings and constructions; our expectation regarding the benefits of our business strategy; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Cammeron McLaughlin

cmclaughlin@rh.com

415-945-4998

RH

REVENUE METRICS

(Unaudited)

Beginning in fiscal 2019, RH will no longer be reporting the Revenue Metrics table data below, including stores and direct related metrics and comparable brand revenue growth, in order to align external reporting with how the Company manages its business.

	Three Months Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Stores as a percentage of net revenues [a]	55%	54%	56%	56%
Direct as a percentage of net revenues	45%	46%	44%	44%
Growth in net revenues:
Stores [a]	3%	18%	3%	16%
Direct	(3)%	10%	2%	12%
Total [b]	—%	14%	3%	14%
Comparable brand revenue growth	5%	2%	4%	6%

Note: The fourth quarter of fiscal 2017 consisted of 14-weeks compared to 13-weeks for fiscal 2018. The 14th week in fiscal 2017 added approximately $42.6 million in net revenues to the quarter and the year. Because the fourth quarter of fiscal 2017 was a 14-week quarter, comparable brand revenue growth for the three months and year ended February 3, 2018 excludes the extra week of sales. See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

[a]

Stores data represents sales originating in retail stores, including Waterworks showrooms, and outlet stores. Net revenues for outlet stores, which include warehouse sales, were $50.7 million and $57.3 million for the three months ended February 2, 2019 and February 3, 2018, respectively. Net revenues for outlet stores, which include warehouse sales, were $179.0 million and $205.7 million for the year ended February 2, 2019 and February 3, 2018, respectively.

[b]

Excluding the 14th week in the three months ended February 3, 2018, net revenues would have increased 7% in the three months ended February 2, 2019 and 7% in the three months ended February 3, 2018. Excluding the 53rd week in the year ended February 3, 2018, net revenues would have increased 5% in the year ended February 2, 2019 and 12% in the year ended February 3, 2018.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of February 2, 2019, the Company operated a total of 86 retail Galleries consisting of 20 Design Galleries, 43 legacy Galleries, 2 RH Modern Galleries and 6 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K. As of February 2, 2019, 6 of our Design Galleries include an integrated RH Hospitality experience. This compares to a total of 83 retail Galleries consisting of 16 Design Galleries, 47 legacy Galleries, 1 RH Modern Gallery and 4 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K., as of February 3, 2018.

In addition, as of February 2, 2019, the Company operated 39 outlet stores compared to 32 as of February 3, 2018.

	Three Months Ended
	February 2, 2019		February 3, 2018
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	86	1,089	84	944
Design Galleries opened:
West Palm Design Gallery	—	—	1	46.5
Legacy Galleries closed:
West Palm legacy Gallery	—	—	(1)	(7.1)
Baby & Child Galleries closed:
West Palm Baby & Child Gallery	—	—	(1)	(2.5)
End of period	86	1,089	83	981

Weighted-average leased selling square footage		1,089		973
% Growth year over year		12%		7%

	Year Ended
	February 2, 2019		February 3, 2018
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	83	981	85	912
Design Galleries opened:
Portland Design Gallery	1	26.0	—	—
Nashville Design Gallery	1	45.6	—	—
New York Design Gallery	1	50.5	—	—
Yountville Design Gallery	1	6.7	—	—
Toronto (Yorkdale) Design Gallery	—	—	1	43.3
West Palm Design Gallery	—	—	1	46.5
Modern Galleries opened:
Dallas RH Modern Gallery	1	8.2	—	—
Baby & Child Galleries opened:
Portland RH Baby & Child Gallery	1	4.7	—	—
Dallas RH Baby & Child Gallery	1	3.7	—	—
Waterworks Showrooms opened:
Waterworks Scottsdale Showroom	1	2.2	—	—
Waterworks Boston Showroom	—	—	1	5.0
Legacy Galleries closed:
Portland legacy Gallery	(1)	(4.7)	—	—
Nashville legacy Gallery	(1)	(7.1)	—	—
Washington DC legacy Gallery	(1)	(5.6)	—	—
NY Flatiron legacy Gallery	(1)	(21.4)	—	—
Toronto (Bay View) legacy Gallery	—	—	(1)	(6.0)
Toronto (Yonge Street) legacy Gallery	—	—	(1)	(8.6)
West Palm legacy Gallery	—	—	(1)	(7.1)
Baby & Child Galleries closed:
West Palm Baby & Child Gallery	—	—	(1)	(2.5)
Waterworks Showrooms closed:
Waterworks Scottsdale Showroom	(1)	(1.1)	—	—
Waterworks Boston Showroom	—	—	(1)	(2.1)
End of period	86	1,089	83	981
% Growth		11%		8%

Weighted-average leased selling square footage		1,047		930
% Growth		13%		16%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased gross square footage as of February 2, 2019 and February 3, 2018 was 1,467,000 and 1,318,000, respectively.

Weighted-average leased square footage for the three months ended February 2, 2019 and February 3, 2018 was 1,467,000 and 1,309,000, respectively.

Weighted-average leased square footage for the year ended February 2, 2019 and February 3, 2018 was 1,409,000 and 1,262,000, respectively.

Retail sales per leased selling square foot for the three months ended February 2, 2019 and February 3, 2018 was $294 and $312, respectively.

Retail sales per leased selling square foot for the year ended February 2, 2019 and February 3, 2018 was $1,177 and $1,252, respectively.

Beginning in fiscal 2019, RH will no longer report the retail sales per selling square foot metrics noted above, however, RH will continue to report total leased selling square footage.

RH

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Year Ended
	February 2, 2019	% of Net Revenues	February 3, 2018	% of Net Revenues	February 2, 2019	% of Net Revenues	February 3, 2018	% of Net Revenues
Net revenues	$670,891	100.0%	$670,295	100.0%	$2,505,653	100.0%	$2,440,174	100.0%
Cost of goods sold	408,190	60.8%	411,622	61.4%	1,504,806	60.1%	1,591,107	65.2%
Gross profit	262,701	39.2%	258,673	38.6%	1,000,847	39.9%	849,067	34.8%
Selling, general and administrative expenses	159,463	23.8%	189,553	28.3%	711,617	28.4%	717,766	29.4%
Income from operations	103,238	15.4%	69,120	10.3%	289,230	11.5%	131,301	5.4%
Other expenses
Interest expense—net	21,188	3.2%	17,074	2.6%	75,074	3.0%	62,570	2.6%
Goodwill and tradename impairment	32,086	4.8%	33,700	5.0%	32,086	1.3%	33,700	1.4%
Loss on extinguishment of debt	—	—%	—	—%	917	—%	4,880	0.2%
Total other expenses	53,274	8.0%	50,774	7.6%	108,077	4.3%	101,150	4.2%
Income before income taxes	49,964	7.4%	18,346	2.7%	181,153	7.2%	30,151	1.2%
Income tax expense	13,837	2.0%	18,085	2.7%	30,514	1.2%	27,971	1.1%
Net income	$36,127	5.4%	$261	—%	$150,639	6.0%	$2,180	0.1%

Weighted-average shares used in computing basic net income per share	20,901,841		21,418,283		21,613,678		27,053,616
Basic net income per share	$1.73		$0.01		$6.97		$0.08

Weighted-average shares used in computing diluted net income per share	25,702,791		25,666,174		26,533,225		29,253,208
Diluted net income per share	$1.41		$0.01		$5.68		$0.07

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 2, 2019	February 3, 2018
ASSETS
Cash and cash equivalents	$5,803	$17,907
Merchandise inventories	531,947	527,026
Other current assets	144,943	99,997
Total current assets	682,693	644,930
Property and equipment—net	863,562	800,698
Goodwill and intangible assets	210,401	242,595
Other non-current assets	49,378	44,643
Total assets	$1,806,034	$1,732,866

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable and accrued expenses	$320,441	$318,765
Convertible senior notes due 2019—net	343,789	—
Deferred revenue, customer deposits and other current liabilities	253,942	200,570
Total current liabilities	918,172	519,335
Asset based credit facility	57,500	199,970
Term loans—net	—	79,499
Convertible senior notes due 2019—net	—	327,731
Convertible senior notes due 2020—net	271,157	252,994
Convertible senior notes due 2023—net	249,151	—
Financing obligations under build-to-suit lease transactions	228,928	229,323
Other non-current obligations	104,088	131,350
Total liabilities	1,828,996	1,740,202

Stockholders’ deficit	(22,962)	(7,336)
Total liabilities and stockholders’ deficit	$1,806,034	$1,732,866

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	February 2, 2019	February 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$150,639	$2,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,346	70,135
Other non-cash items	116,415	148,457
Change in assets and liabilities:
Merchandise inventories	(7,399)	220,767
Accounts payable, accrued expenses and other	(33,445)	115,278
Net cash provided by operating activities	300,556	556,817

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(136,736)	(146,233)
Net proceeds from sale of assets held for sale	—	15,123
Net proceeds from investments	—	175,801
Net cash provided by (used in) investing activities	(136,736)	44,691

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	335,000	—
Proceeds from issuance of warrants	51,021	—
Purchase of convertible notes hedges	(91,857)	—
Debt issuance costs related to convertible senior notes	(6,349)	—
Net borrowings (repayments) under asset based credit facility	(142,470)	199,970
Net borrowings (repayments) under term loans	(80,000)	77,000
Net borrowings (repayments) under promissory and equipment security notes	(31,974)	31,681
Debt issuance costs	—	(8,298)
Repurchases of common stock—including commissions	(250,000)	(1,000,326)
Net equity related transactions	34,522	19,137
Other financing activities	(1,094)	(10,577)
Net cash used in financing activities	(183,201)	(691,413)
Effects of foreign currency exchange rate translation	(130)	152
Net decrease in cash and cash equivalents and restricted cash equivalents	(19,511)	(89,753)
Cash and cash equivalents
Beginning of period—cash and cash equivalents	17,907	87,023
Beginning of period—restricted cash equivalents (construction related deposits)	7,407	28,044
Beginning of period—cash and cash equivalents and restricted cash equivalents	25,314	115,067

End of period—cash and cash equivalents	5,803	17,907
End of period—restricted cash equivalents (construction related deposits)	—	7,407
End of period—cash and cash equivalents and restricted cash equivalents	$5,803	$25,314

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Year Ended
	February 2, 2019	February 3, 2018
Net cash provided by operating activities	$300,556	$556,817
Capital expenditures	(136,736)	(146,233)
Payments on build-to-suit lease transactions	(7,452)	(10,200)
Borrowing on build-to-suit lease transactions	7,077	—
Payments on capital leases	(719)	(377)
Proceeds from sale of assets held for sale—net	—	15,123
Free cash flow [a]	$162,726	$415,130

[a]

Free cash flow is calculated as net cash provided by operating activities, net proceeds from sale of assets held for sale, and borrowing on build-to-suit lease transactions, less capital expenditures, payments on build-to-suit lease transactions and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
GAAP net income	$36,127	$261	$150,639	$2,180
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	932	(606)	4,733	3,207
Cost of goods sold:
Asset impairments [b]	3,807	—	3,807	—
Distribution center closures [c]	—	1,240	1,478	1,737
Impact of inventory step-up [d]	—	419	380	2,527
Recall accrual [a]	(2,361)	—	(4,139)	4,315
Anti-dumping exposure [e]	—	(2,202)	—	(2,202)
Selling, general and administrative expenses:
Reorganization related costs [f]	692	(80)	9,977	949
Lease losses [g]	—	4,417	3,411	4,417
Recall accrual [a]	380	28	1,025	185
Distribution center closures [c]	—	2,773	300	3,109
Legal settlement [h]	—	—	(5,289)	—
Executive non-cash compensation [i]	—	—	—	23,872
Gain on sale of building and land [j]	—	—	—	(2,119)
Other expenses:
Goodwill and tradename impairment [k]	32,086	33,700	32,086	33,700
Amortization of debt discount [l]	11,661	7,542	39,216	27,926
Loss on extinguishment of debt [m]	—	—	917	4,880
Subtotal adjusted items	47,197	47,231	87,902	106,503
Impact of income tax items [n]	(7,344)	(4,211)	(14,847)	(19,483)
Adjusted net income [o]	$75,980	$43,281	$223,694	$89,200

[a]	Represents a reduction in net revenues, impact on cost of goods sold, as well as accrual adjustments and insurance recoveries related to certain product recalls.
[b]

The adjustment includes accelerated depreciation expense of $2.6 million due to a change in the estimated useful life of certain assets and a $1.2 million inventory impairment charge related to holiday merchandise.

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]

Represents the release of the remaining reserve for potential claims regarding anti-dumping duties which we believe have lapsed. The reserve related to potential tariff obligations of one of our foreign suppliers following the U.S. Department of Commerce’s review on the anti-dumping duty order on wooden bedroom furniture from China for the period from January 1, 2011 through December 31, 2011.

[f]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[g]

The adjustment represents additional lease related charges due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows in fiscal 2017 and fiscal 2018.

[h]	Represents a favorable legal settlement, net of related legal expenses.
[i]	Represents non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017.
[j]	Represents the gain on the sale of building and land of one of our previously owned retail Galleries.
[k]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[l]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”) and for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), we separated the 2019 Notes, 2020 Notes and 2023 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes and 2023 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes and 2023 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes and 2023 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.6 million and $0.2 million during the three months ended February 2, 2019 and February 3, 2018, respectively. Amounts are presented net of interest capitalized for capital projects of $2.7 million and $2.5 million during fiscal 2018 and fiscal 2017, respectively.

[m]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018, as well as the second lien term loan which was repaid in full in October 2017.

[n]

The adjustment for the three months ended February 2, 2019 is based on an adjusted tax rate of 21.8% which excludes a $3.6 million tax impact associated with the Waterworks reporting unit goodwill impairment. The adjustment for the three months ended February 3, 2018 is based on an adjusted tax rate of 34.0% which excludes the impact of tax reform, including the $6.0 million revaluation of the net deferred tax assets and $1.0 million transitional tax, as well as the $5.9 million tax impact associated with the Waterworks reporting unit goodwill impairment. The year ended February 2, 2019 and February 3, 2018 include adjustments to calculate income tax expense at adjusted tax rates of 16.9% and 34.7%, respectively, which are calculated based on the weighted-average fiscal 2018 and fiscal 2017 quarterly effective tax rates and exclude the impact of tax reform and the tax impact associated with the Waterworks reporting unit goodwill impairment.

[o]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Diluted net income per share	$1.41	$0.01	$5.68	$0.07

Pro forma diluted net income per share [a]	$1.42	$0.01	$5.75	$0.07
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.46	0.29	1.50	0.95
Goodwill and tradename impairment	1.26	1.31	1.23	1.15
Reorganization related costs	0.03	—	0.38	0.03
Asset impairments	0.15	—	0.14	—
Lease losses	—	0.17	0.13	0.15
Distribution center closures	—	0.16	0.07	0.17
Recall accrual	(0.04)	(0.02)	0.06	0.26
Loss on extinguishment of debt	—	—	0.04	0.17
Impact of inventory step-up	—	0.02	0.01	0.10
Legal settlement	—	—	(0.20)	—
Executive non-cash compensation	—	—	—	0.82
Anti-dumping exposure	—	(0.09)	—	(0.08)
Gain on sale of building and land	—	—	—	(0.07)
Subtotal adjusted items	1.86	1.84	3.36	3.65
Impact of income tax items [b]	(0.28)	(0.16)	(0.57)	(0.67)
Adjusted diluted net income per share [c]	$3.00	$1.69	$8.54	$3.05

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended February 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,360,886, which excludes dilution related to the 2019 Notes and 2020 Notes of 341,905 shares. Pro forma diluted net income per share for the year ended February 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.

[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net revenues	$670,891	$670,295	$2,505,653	$2,440,174
Recall accrual [a]	932	(606)	4,733	3,207
Adjusted net revenues [b]	$671,823	$669,689	$2,510,386	$2,443,381

Gross profit	$262,701	$258,673	$1,000,847	$849,067
Asset impairments [a]	3,807	—	3,807	—
Distribution center closures [a]	—	1,240	1,478	1,737
Recall accrual [a]	(1,429)	(606)	594	7,522
Impact of inventory step-up [a]	—	419	380	2,527
Anti-dumping exposure [a]	—	(2,202)	—	(2,202)
Adjusted gross profit [b]	$265,079	$257,524	$1,007,106	$858,651

Gross margin [c]	39.2%	38.6%	39.9%	34.8%
Adjusted gross margin [c]	39.5%	38.5%	40.1%	35.1%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net income	$36,127	$261	$150,639	$2,180
Interest expense—net	21,188	17,074	75,074	62,570
Goodwill and tradename impairment	32,086	33,700	32,086	33,700
Loss on extinguishment of debt	—	—	917	4,880
Income tax expense	13,837	18,085	30,514	27,971
Operating income	103,238	69,120	289,230	131,301
Reorganization related costs [a]	692	(80)	9,977	949
Asset impairments [a]	3,807	—	3,807	—
Lease losses [a]	—	4,417	3,411	4,417
Distribution center closures [a]	—	4,013	1,778	4,846
Recall accrual [a]	(1,049)	(578)	1,619	7,707
Impact of inventory step-up [a]	—	419	380	2,527
Legal settlement [a]	—	—	(5,289)	—
Executive non-cash compensation [a]	—	—	—	23,872
Anti-dumping exposure [a]	—	(2,202)	—	(2,202)
Gain on sale of building and land [a]	—	—	—	(2,119)
Adjusted operating income [b]	$106,688	$75,109	$304,913	$171,298

Net revenues	$670,891	$670,295	$2,505,653	$2,440,174
Adjusted net revenues [c]	$671,823	$669,689	$2,510,386	$2,443,381

Operating margin [c]	15.4%	10.3%	11.5%	5.4%
Adjusted operating margin [c]	15.9%	11.2%	12.1%	7.0%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RH

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net income	$36,127	$261	$150,639	$2,180
Depreciation and amortization	21,166	19,043	74,346	70,135
Interest expense—net	21,188	17,074	75,074	62,570
Goodwill and tradename impairment	32,086	33,700	32,086	33,700
Loss on extinguishment of debt	—	—	917	4,880
Income tax expense	13,837	18,085	30,514	27,971
EBITDA [a]	124,404	88,163	363,576	201,436
Non-cash compensation [b]	6,206	7,780	24,122	50,709
Reorganization related costs [c]	692	(80)	9,977	949
Lease losses [c]	—	4,417	3,411	4,417
Distribution center closures [c]	—	4,013	1,778	4,846
Recall accrual [c]	(1,049)	(578)	1,619	7,707
Asset impairments [c]	1,196	—	1,196	—
Impact of inventory step-up [c]	—	419	380	2,527
Legal settlement [c]	—	—	(5,289)	—
Anti-dumping exposure [c]	—	(2,202)	—	(2,202)
Gain on sale of building and land [c]	—	—	—	(2,119)
Adjusted EBITDA [a]	$131,449	$101,932	$400,770	$268,270

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense, goodwill and tradename impairment, loss on extinguishment of debt and provision for income taxes. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in May 2017.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

RH

TOPIC 606 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted ASU 2014-09 (“Topic 606”), which pertains to revenue recognition, on February 4, 2018.

The adoption of Topic 606 had the most material impact on the timing of advertising expense recognition related to direct response advertising, including costs associated with the Company’s Source Books. Under Topic 606, the Company will recognize expense associated with the Source Books upon the delivery of the Source Books to the carrier. Prior to adoption of Topic 606, costs associated with Source Books were capitalized and amortized over their expected period of future benefit.

The following table summarizes the impact of adopting Topic 606 on our condensed consolidated statement of income:

	Three Months Ended February 2, 2019
	As Reported	% of Net Revenues	Topic 606 Adjustments	Amounts without Adoption of Topic 606	% of Net Revenues
Net revenues [a]	$670,891	100.0%	$493	$671,384	100.0%
Cost of goods sold [b]	408,190	60.8%	245	408,435	60.8%
Gross profit	262,701	39.2%	248	262,949	39.2%
Selling, general and administrative expenses [c]	159,463	23.8%	16,379	175,842	26.2%
Income from operations	103,238	15.4%	(16,131)	87,107	13.0%
Other expenses
Interest expense—net	21,188	3.2%	—	21,188	3.2%
Goodwill and tradename impairment	32,086	4.8%	—	32,086	4.8%
Loss on extinguishment of debt	—	—%	—	—	—%
Total other expenses	53,274	8.0%	—	53,274	8.0%
Income before income taxes	49,964	7.4%	(16,131)	33,833	5.0%
Income tax expense [d]	13,837	2.0%	(4,465)	9,372	1.4%
Net income	$36,127	5.4%	$(11,666)	$24,461	3.6%

[a]

Topic 606 adjustment to net revenues includes (i) $0.8 million associated with deferred revenue, (ii) $0.4 million associated with post-sale discounts, partially offset by (iii) $0.5 million associated with incentive payment amortization and (iv) $0.3 million associated with gift card breakage.

[b]	Topic 606 adjustment to costs of goods sold represents deferred cost of goods sold of $0.1 million and the impact of related shipping expenses of $0.1 million.
[c]

Topic 606 adjustment to selling, general and administrative expenses includes an $18.0 million increase in advertising expense, offset by gift card breakage of $1.1 million and incentive payment amortization of $0.5 million.

[d]	Topic 606 adjustment to income tax expense represents the tax effect of the adjustments based on our effective tax rate of 27.7% for the three months ended February 2, 2019.

The following table summarizes the impact of adopting Topic 606 on certain line items of our condensed consolidated balance sheet:

	As of February 2, 2019
	As Reported	Topic 606 Adjustments	Balances without Adoption of Topic 606
Other current assets	$144,943	$33,587	$178,530
Other non-current assets	49,378	(6,561)	42,817
Accounts payable and accrued expenses	320,441	(686)	319,755
Deferred revenue, customer deposits and other current liabilities	253,942	6,498	260,440
Stockholders’ deficit	(22,962)	21,214	(1,748)

RH

ESTIMATED TOPIC 606 IMPACT TO FISCAL 2018 BY QUARTER

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Topic 606 adjusted net revenues	1.1% Increase	0.4% Increase	0.2% Decrease	0.6% Increase	0.5% Increase

Topic 606 adjusted gross margin (% of net revenues)	30 bps Increase	10 bps Increase	10 bps Increase	No Impact	10 bps Increase

Topic 606 adjusted SG&A (as % of net revenues)	100 bps Decrease	170 bps Increase	180 bps Increase	240 bps Decrease	No Impact

Topic 606 adjusted operating margin (% of net revenues) [a]	140 bps Increase	160 bps Decrease	170 bps Decrease	240 bps Increase	10 bps Increase

[a]

Topic 606 adjusted operating margin includes the impact of advertising costs as follows: approximately 90 basis points increase in the first quarter 2018, approximately 150 basis points decrease in the second quarter fiscal 2018, approximately 160 basis points decrease in the third quarter fiscal 2018, approximately 270 basis points increase in the fourth quarter fiscal 2018 and approximately 10 basis points increase on fiscal 2018.

RH

ESTIMATED TOPIC 842 IMPACT TO ADJUSTED FISCAL 2018 BY QUARTER

(Unaudited)

We adopted ASU 2016-02—Leases (“Topic 842”), which pertains to accounting for leases, on February 3, 2019 our first fiscal quarter of 2019, using a retrospective approach we will apply the new accounting standard to each prior reporting period presented in future filings.

We anticipate the adoption will have a material impact on our consolidated statements of income, specifically cost of goods sold and interest expense—net, primarily due to the change from build-to-suit lease transactions under the previous accounting guidance to the new finance lease classification treatment. The finance lease classification for these leases will generally result in a higher expense than the corresponding cash payments at the beginning of the lease term and will decline over the lease term as the liability is reduced. The right of use asset amortization portion of the expense will be recorded within cost of goods sold and the debt service (interest portion) will be recorded within interest expense—net.

The following table summarizes the preliminary impact of adopting Topic 842 on certain of our adjusted operating metrics:

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Topic 842 adjusted gross margin (% of net revenues)	40 bps Decrease	50 bps Decrease	70 bps Decrease	80 bps Decrease	60 bps Decrease

Topic 842 adjusted SG&A (as % of net revenues)	20 bps Increase	No Impact	No Impact	No Impact	10 bps Increase

Topic 842 adjusted operating margin (% of net revenues)	70 bps Decrease	60 bps Decrease	70 bps Decrease	80 bps Decrease	70 bps Decrease

Topic 842 adjusted net income margin (% of net revenues)	30 bps Decrease	20 bps Decrease	40 bps Decrease	40 bps Decrease	30 bps Decrease

The preliminary assessment of the potential impact of ASC 842 on the Company’s future financial results reflected in the above table is not finalized and is subject to change based upon the Company’s further work with respect to ASC 842 and the assessment of the impact of ASC 842.

RH

RECONCILIATION OF GAAP NET INCOME TO NORMALIZED ADJUSTED NET INCOME

(Unaudited)

Due to the fluctuation in our quarterly income tax rate in fiscal 2018, driven primarily by the variability of tax benefits associated with the exercise of associate stock options and vesting of associate restricted stock units, the table below presents normalized adjusted net income and normalized adjusted diluted net income per share to aid in the comparability of these metrics to our fiscal 2019 outlook. The normalized adjusted net income and normalized adjusted diluted net income per share reflect a tax rate of 26.0% which compares to the effective tax rate of 16.8% in fiscal 2018.

Beginning in fiscal 2019, RH will use a normalized 26.0% tax rate when reporting adjusted net income and adjusted diluted net income per share.

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018

GAAP net income	$28,059	$64,042	$22,411	$36,127	$150,639
GAAP income tax expense	8,507	2,936	5,234	13,837	30,514
GAAP income before income taxes	36,566	66,978	27,645	49,964	181,153

Adjustments (pre-tax) [a]:
Net revenues:
Recall accrual	—	1,853	1,948	932	4,733
Cost of goods sold:
Asset impairments	—	—	—	3,807	3,807
Distribution center closures	—	—	1,478	—	1,478
Impact of inventory step-up	190	190	—	—	380
Recall accrual	(254)	(3,262)	1,738	(2,361)	(4,139)
Selling, general and administrative expenses:
Reorganization related costs	—	1,721	7,564	692	9,977
Lease losses	—	—	3,411	—	3,411
Recall accrual	—	345	300	380	1,025
Distribution center closures	(2,072)	—	2,372	—	300
Legal settlement	1,915	(7,204)	—	—	(5,289)
Other expenses:
Goodwill and tradename impairment	—	—	—	32,086	32,086
Amortization of debt discount	7,272	9,000	11,283	11,661	39,216
Loss on extinguishment of debt	—	917	—	—	917
Subtotal adjusted items	7,051	3,560	30,094	47,197	87,902

Adjusted net income before tax	43,617	70,538	57,739	97,161	269,055
Adjusted income tax expense using normalized 26% tax rate	11,340	18,340	15,012	25,262	69,954
Normalized adjusted net income [b]	$32,277	$52,198	$42,727	$71,899	$199,101

Normalized adjusted diluted net income per share [b]	$1.28	$1.93	$1.58	$2.84	$7.60

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Normalized adjusted net income and normalized adjusted diluted net income per share are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define normalized adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance, as well as income tax expense utilizing a normalized 26% tax rate. We define normalized adjusted diluted net income per share as normalized adjusted net income divided by the Company’s pro forma diluted weighted-average shares (refer to table titled “Reconciliation of Diluted Net Income Per Share To Adjusted Diluted Net Income Per Share” and the related footnotes, as well as below, for additional information).

Normalized adjusted net income and normalized adjusted diluted net income per share are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Pro forma diluted weighted-average shares were 27,084,293, 27,048,517 and 25,360,886 for the second, third and fourth fiscal quarters of 2018, respectively, which excludes dilution of 412,268, 654,802, and 341,905 shares, respectively, related to the 2019 Notes and 2020 Notes. There was no impact on diluted weighted-average shares related to the 2019 Notes, 2020 Notes or 2023 Notes for the first fiscal quarter of 2018. Pro forma diluted net income per share for fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.

RH

FIRST QUARTER AND FISCAL 2019 OUTLOOK

(In millions, except per share data)

The below tables include an overview of our guidance for selected first quarter and fiscal 2019 operating metrics. We adopted ASU 2016-02—Leases (“Topic 842”), which pertains to accounting for leases, on February 3, 2019 our first quarter of fiscal 2019. For illustrative purposes only, we have provided the tables below based on preliminary and unaudited estimates the adoption of Topic 842 is expected to have on our outlook.

The Company is providing the following outlook for the first quarter of fiscal 2019:

	Outlook Under ASC 840	Illustrative Impact of ASC 842 Unaudited Adjustments	Outlook Under ASC 842

Adjusted net revenues	$582 - $588	$ —	$583 - $588
% growth vs. prior year	4% - 5%		4% - 5%

Adjusted gross margin (% of net revenues)	39.4% - 39.7%	(80 bps)	38.6% - 38.9%

Adjusted SG&A (as % of net revenues)	28.6% - 28.3%	10 bps	28.5% - 28.2%

Adjusted operating income	$62.9 - $67.0	($5)	$58.2 - $62.3

Adjusted operating margin (% of net revenues)	10.8% - 11.4%	(80 bps)	10.0% - 10.6%

Adjusted net income	$40 - $43	($3)	$37 - $40

Adjusted diluted EPS	$1.58 - $1.70	($0.12)	$1.47 - $1.58

The Company is providing the following outlook for fiscal 2019:

	Outlook Under ASC 840	Illustrative Impact of ASC 842 Unaudited Adjustments	Outlook Under ASC 842

Adjusted net revenues	$2,585 - $2,635	$ —	$2,585 - $2,635
% growth vs. prior year	3% - 5%		3% - 5%

Adjusted gross margin (% of net revenues)	40.9% - 41.2%	(70 bps)	40.1% - 40.4%

Adjusted SG&A (as % of net revenues)	28.2% - 27.9%	— bps	28.2% - 27.9%

Adjusted operating income	$328.3 - $350.8	($19)	$309.4 - $331.6

Adjusted operating margin (% of net revenues)	12.7% - 13.3%	(70 bps)	12.0% - 12.6%

Adjusted net income	$213 - $230	($10)	$204 - $220

Adjusted diluted EPS	$8.41 - $9.08	($0.36)	$8.05 - $8.69

Capital expenditures—net of landlord contributions	$165 - $185	$ —	$165 - $185

Asset sales	$50 - $60	$ —	$50 - $60

Free cash flow	$250 - $275	$ —	$250 - $275

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and one-time income tax expense or benefits, among others. The exclusion of these charges and costs in future periods could have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

RH

ESTIMATED DILUTED SHARES OUTSTANDING

(In millions)

	Average Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Q1 2019 adjusted diluted shares outstanding [a]	24.12	24.74	25.22	25.56	25.98	26.64

Fiscal 2019 adjusted diluted shares outstanding [a]	24.14	24.77	25.22	25.56	25.98	26.63

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]	Includes 0.134 million and 0.562 million incremental shares at $180.00 and $200.00 average share price, respectively, due to dilution from the convertible notes.